PONO CAPITAL THREE, INC.

February 7, 2023

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, NE

Washington, DC 20549

Attention:	Ameen Hamady
Jennifer Monick
Stacie Gorman
Maryse Mills-Apenteng

Re:	Pono Capital Three, Inc. (the “Company”) Registration Statement on Form S-1 (File No. 333-268283) (the “Registration Statement”)

Dear Ladies and Gentlemen,

The Company hereby requests, pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, acceleration of effectiveness of the Registration Statement so that such Registration Statement will become effective as of 4:00 p.m., Eastern time, on Thursday, February 9, 2023, or as soon thereafter as practicable.

Should you have any questions concerning this request, please contact me at (808) 892-6611 or our counsel, Andrew M. Tucker at Nelson Mullins Riley & Scarborough LLP at 202-689-2987.

[Signature page follows]

643 Ilalo St. #102, Honolulu, Hawaii 96813

(808) 892-6611

Very truly yours,

Pono Capital Three, Inc.

By:	/s/ Davin Kazama
Name: Title:	Davin Kazama Chief Executive Officer

[Signature Page to Acceleration Request Letter]